EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-117492) and related Prospectus of Headwaters Incorporated for the registration of $172,500,000 of its convertible senior subordinated notes due 2016 and 5,750,000 shares of its common stock issuable upon conversion of the notes and to the incorporation by reference therein of our report dated November 10, 2004, with respect to the consolidated financial statements of Headwaters Incorporated included in its Annual Report (Form 10-K) for the year ended September 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

December 29, 2004
Salt Lake City, Utah